AUBURN NATIONAL BANCORPORATION INC AND SUBSIDIARIES

EXHIBIT 10.3 – SUMMARY OF DIRECTOR AND EXECUTIVE COMPENSATION

Description of Director Compensation

Each director of Auburn National Bancorporation (the “Company”) and Auburn Bank (the “Bank”) currently receives $600 for each Company and Bank board meeting attended. In addition, for his services as such, the Chairman of the Company’s and the Bank’s Board of Directors receives $1,200 for each meeting attended. Members of the Audit Committee and Compensation Committee of the Company which also serve as the Audit Committee and Compensation Committee of the Bank, receive an additional fee of $100 for each committee meeting attended, while each Chairman of these committees receives $200 per meeting. Members of the Bank’s Loan Committee, Asset/Liability Committee and IT/IS Steering Committee receive $100 per meeting attended. The Company’s and the Bank’s directors may receive year-end bonuses based upon the Company’s financial performance. In 2005, total fees and bonuses paid to Company and Bank Directors equaled $144,025. The compensation of directors may be changed from time to time by the Board of Directors upon recommendation of the Compensation Committee without shareholder approval.

Description of Named Executive Officer Compensation

Total compensation to the named executive officers (as defined in Securities and Exchange Commission’s Regulation S-K Item 402(a)(3)) of the Company and the Bank is primarily composed of two types of compensation: (1) base salary and (2) short-term annual cash incentive compensation.

Base Salary

Individual base salaries and increases for the Company’s named executive officers, other than the President and Chief Executive Officer, are recommended annually by the Chief Executive Officer to the Compensation Committee and are determined by the Company’s Board of Directors, upon recommendation by the Compensation Committee. The philosophy of the Company is that compensation should be based on individual annual performance and the performance of the Company, and should be competitive with the market. With respect to the Chief Executive Officer, the Compensation Committee reviews the financial performance of the Company as well as published data regarding compensation of chief executive officers of comparable financial institutions located in comparable markets and of local banks and thrifts. The Compensation Committee recommends the compensation of the Chief Executive Officer to the Board of Directors for final approval. The approval process takes place without the presence of the Chief Executive Officer.

Set forth below are the 2006 and 2005 base salaries of the following named executive officers of the Company.

Named Executive Officer	2006	2005
E. L. Spencer, Jr.(1)	$100,000	$200,000
Robert W. Dumas	200,000	171,780
Terrell E. Bishop	132,385	122,477
Jo Ann Hall	145,646	128,521
W. Thomas Johnson	119,963	110,943

(1)	In light of additional responsibilities assumed by Mr. Dumas, Mr. Spencer proposed to reduce the salary portion of his own compensation for 2006. Based on Mr. Spencer’s contributions and/or the performance of the Bank, the Board may elect to provide additional compensation to Mr. Spencer in the form of a bonus upon or following the end of 2006.

Short-Term Annual Cash Incentive Compensation

Short-term annual cash incentive compensation in the form of bonuses is intended to align short-term cash compensation of eligible Company officers with individual performance and Company performance. The Compensation Committee, using recommendations of the Chief Executive Officer and with full Board approval, approves annual bonus payments to those officers who have made contributions to the Company’s profitability, as measured and reported through individual performance goals established at the beginning of the year. This philosophy controls compensation expenses and rewards past performance by reducing the need for significant annual base salary increases.

Set forth below are the annual cash bonuses paid in 2006 to the Company’s named executive officers for performance in the year ended December 31, 2005.

Named Executive Officer	2005
E. L. Spencer, Jr.	$—
Robert W. Dumas	24,800
Terrell E. Bishop	14,880
Jo Ann Hall	13,640
W. Thomas Johnson	12,400

Total	$65,720

Any annual cash bonuses for 2006 will be determined in early 2007. The Company expects individual 2006 bonuses to be determined using the same criteria as applied to determine 2005 bonuses.

Other Compensation

In addition to base salary and short-term annual cash incentive compensation, certain officers of the Company and the Bank, including the named executive officers, receive compensation in the form of Company contributions to the 401(k) Plan. Any such compensation paid to the Company’s named executive officers under these compensation arrangements during 2005 will be set forth under “All Other Compensation” in the Summary Compensation Table of the Company’s 2006 Proxy Statement to be filed with the SEC on Schedule 14A.